Exhibit 99.1

For Immediate Release

SSCC contacts:	JSG contacts:
Timothy McKenna 312-580-4637 (investors)	Gary McGann 353-1-202-7000 (JSG CEO)
Carrie Doyle 312-580-4865 (investors)	Mark Kenny, K Capital Source 353-1-269-6900 (investors)
Tom Lange 314-746-1236 (media)	Mary Finan, WHPR 353-1-669-0030 (media)
www.smurfit-stone.com

MICHAEL W.J. SMURFIT TO RETIRE AS CHAIRMAN & DIRECTOR IN MAY,
NAMED CHAIRMAN EMERITUS OF SMURFIT-STONE,
CEO PATRICK MOORE ELECTED TO SUCCEED HIM
Retiring from leadership post after three decades with US company,
Executive built the largest paper-based packaging company in North America

CHICAGO, February 20, 2003 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that Dr. Michael W.J. Smurfit has decided to retire from his posts as chairman of the board and director of Smurfit-Stone, effective with the company’s annual meeting of stockholders on May 8.  The board has elected him to serve as chairman emeritus upon his retirement.

The board elected Patrick J. Moore, president and chief executive officer of Smurfit-Stone, to succeed Dr. Smurfit as chairman of the board upon his retirement.  In addition, the company announced that three other directors, Howard E. Kilroy, 66, Dermot F. Smurfit, 58, and Anthony P.J. Smurfit, 39, will retire from the board, effective May 8.

Dr. Smurfit, 66, is chairman of Dublin-based Jefferson Smurfit Group (JSG).  The other directors who are retiring are affiliated with Jefferson Smurfit Group as current or former executives of the company.

Dr. Smurfit commented, “I have worked closely with Pat Moore for a number of years and have every confidence that I leave the company in good hands. The board has formally designated Jim O’Connor as lead independent director. I consider Jim to be an outstanding director and a man of integrity.”  He continued, “SSCC has a clear objective to be North America’s pre-eminent packaging group, it now has a strengthened balance sheet, improved earnings potential and a capable management team to achieve this objective.”

Speaking for the board, James J. O’Connor, SSCC director, commented, “SSCC is honored that Michael will serve as chairman emeritus. His vision transformed Jefferson Smurfit Corporation, the predecessor to Smurfit-Stone, from a regional producer into an established and respected industry leader. SSCC will continue to benefit from his vision. The industry still needs that vision.

“He is the original architect of the Smurfit-Stone transaction, which is widely perceived as the defining moment of industry change and was, in Michael’s words at the time, ‘a courageous and audacious first step in the industry’s consolidation process’. That process is now advanced.”

Commenting on his decision to retire, Dr. Smurfit said, “It has been an eventful 30 years since I came to St. Louis and invested in Alton Box Board.  It is difficult for me to retire from a company that has been so much a part of my life and career.

“However, following the distribution of JSG’s previous interest in SSCC, I determined, after careful consultation with the Nominating Committee, that it was in the company’s best interests that I step down as chairman. This addresses the perceived conflict of interest by reason of JSG’s relationship with Madison Dearborn Partners. As chairman emeritus, I am delighted to continue my association with SSCC and will, as requested, provide my guidance, counsel and stewardship to what is now an established industry leader.”

Dr. Smurfit concluded, “Both SSCC and JSG have an established track record of delivering financial and strategic commitments. The absence of any perceived conflict is necessary to maintain this position of unique credibility. While the decision to step down as chairman is based upon market circumstances today, it is an investment for the future, intended to serve the interests of all shareholders.”

Commenting on the decision, Moore said, “Michael Smurfit entered this industry with a unique strategic vision of growing through acquisitions rather than heavy capital spending.  That vision set this company on a path of steady growth, and today we are the largest paper-based packaging company in North America.  For his achievements in our industry, he was awarded the inaugural global CEO of the year award by the financial community,” he added.  “We thank him for his contributions and leadership and are confident we can remain on the growth path he established.”

Moore, 48, who will serve as both chairman and chief executive officer, has held positions of increasing responsibility in operating and financial management at Smurfit-Stone and Jefferson Smurfit Corporation (JSC) since 1987, including serving as JSC’s chief financial officer, treasurer and vice president of its industrial packaging operations.  He was named vice president and CFO of Smurfit-Stone when the company was organized in 1998, and was elected president and chief executive officer in January 2002.

The company said it is nearing the completion of its process of identifying new members for the board to fill the vacancies created by these retirements, and will announce the nominations with the publication of its proxy statement in early April.

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world’s largest paper recycler.  In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 275 facilities, located primarily in the US, Canada and Mexico, and employs approximately 38,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.